EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in each of the Registration Statements on Form S-8 (Nos. 333-212239) and Form S-3 (Nos. 333-226530) of Issuer Direct Corporation of our report dated March 15, 2019, relating to the Statement of Assets Acquired and Liabilities Assumed of the VisualWebcaster Platform of Onstream Media Corporation, which is included in the Current Report on Form-8K/A of Issuer Direct Corporation dated March 15, 2019.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina
March 15, 2019